Exhibit 99.1

For additional information, contact: Robert W. Dumas Chairman, President and CEO (334) 821-9200

Press Release - March 17, 2026

AUBURN NATIONAL BANCORPORATION

AUTHORIZES STOCK REPURCHASE PROGRAM

AUBURN, Alabama – Auburn National Bancorporation, Inc. (NASDAQ: AUBN) announced today that the Company’s Board of Directors has approved a new stock repurchase program to replace the repurchase program that expired on April 15, 2024. The new program authorizes the repurchase, from time to time, of up to $5 million of the Company’s issued and outstanding common stock through the earliest of (i) the expenditure of $5 million on Share repurchases, (ii) the termination or replacement of the Repurchase Plan and (iii) February 28, 2027. The stock repurchases may be open-market or private purchases, negotiated transactions, block purchases, and otherwise.

The Company is not required to acquire any specific number of shares and may suspend or terminate its share repurchases at any time. The amount and timing of the stock repurchases will be based on various factors, such as management’s assessment of the Company’s liquidity, the market price of Company common stock compared to management’s assessment of such stock’s underlying value, and other applicable regulatory, legal and accounting factors.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $1.0 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates seven full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates loan production offices in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about possible future stock repurchases, future Company financial condition, operating results, liquidity, economic conditions in our markets and generally, market prices of Company common stock and management’s views of the value of such shares from time to time. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, anticipations, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, various of which may be beyond our control, and which may cause the actual results, performance, achievements or financial condition of the Company to be materially different from future results, performance, achievements or financial condition expressed or implied by such forward-looking statements.

All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in the Company’s annual report on Form 10-K for the year ended December 31, 2025 and otherwise in the Company’s other SEC reports and filings.